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Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Amendment No. 4 to Registration Statement on Form S-1 (No. 333-89552) of our reports dated May 15, 2002 relating to the consolidated financial statements of Enbridge Midcoast Energy, Inc. (formerly known as Midcoast Energy Resources, Inc.) as of December 31, 2001 and 2000, for the periods from May 1, 2001 to December 31, 2001 and from January 1, 2001 to April 30, 2001, and for the years ended December 31, 2000 and 1999, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
September 30, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS